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                                                                     EXHIBIT 5





                       BASS, BERRY & SIMS PLC (LETTERHEAD)



                                February 27, 2002

Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland  20817

         RE:   REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as counsel for Coventry Health Care, Inc., a Delaware corporation (the "Company"), with respect to the preparation of the Registration Statement on Form S-4, Registration Statement No. 333-83106, (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on February 21, 2002 in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and exchange by the Company (the "Exchange Offer") of up to $175,000,000 aggregate principal amount of its 8 1/8% Senior Notes due 2012 (the "Outstanding Notes") for a new series of notes bearing substantially identical terms and in like principal amount that have been registered under the Securities Act (the "New Notes"). The Outstanding Notes are issued, and the New Notes will be issued, under an Indenture between the Company and First Union National Bank, as Trustee (the "Indenture"). The Exchange Offer will be conducted on such terms and conditions as are set forth in the Prospectus contained in the Registration Statement to which this opinion is an exhibit.

         In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. In connection with such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         In connection with this opinion, we have assumed that the Registration Statement will have become effective, and that the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

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Coventry Health Care, Inc.
February 27, 2002
Page 2

         Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture upon the consummation of the Exchange Offer, such New Notes will be validly issued and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally and general principles of equity.

         Our opinion is limited exclusively to the federal laws of the United States of America and the Delaware General Corporation Law in effect as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

         Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement.



                                               Very truly yours,


                                               /s/ Bass, Berry & Sims PLC